Exhibit 10.7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

EXCLUSIVE LICENSE AGREEMENT

AGREEMENT, dated September 13, 2016 (the “Effective Date”), between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation (“Columbia”), and Lin Biosciences, Inc., a Taiwanese corporation (“Company”).

WHEREAS, Columbia possesses intellectual property rights related to the Patents, Materials, and Technical Information as defined herein;

WHEREAS, Company desires to license such intellectual property rights to pursue the development of Products as defined herein;

WHEREAS, Columbia is the recipient of NIH Grant Award U01NS074476 entitled “SMALL MOLECULE DRUGS FOR TREATMENT OF DRY AGE-RELATED MACULAR DEGENERATION’ and directed by Columbia’s employee Konstantin Petrukhin (the “Investigator”) (the “Grant”) under which such grant significant resources are being brought to bear to advance the Products through early clinical development;

1.	Definitions.

a.       “Affiliate” shall mean any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with, another corporation or entity. Control means direct or indirect ownership of, or other beneficial interest in, more than fifty percent (50%) of the voting stock, other voting interest, or income of a corporation or other entity.

b.       “Generic Product” refers to a product having the same or substantially same active pharmaceutical ingredient of the Patent Product that obtained a marketing approval by means of a procedure for establishing equivalence to the Patent Product under a 21 U.S.C. Section 355(b)(2) filing in the United States or any substantially equivalent procedures in any foreign countries.

c.       “Cover” or “Covered By” shall mean (i) infringes, in the case of a claim in an issued patent, or (ii) would infringe the claim if it existed in an issued patent, in the case of a claim in a pending application provided however if a pending application has not been granted within five (5) years of the first substantive patent office action considering the patentability of any claim by the relevant patent office in the country or territory in which such application is pending (after which time such pending application shall cease to Cover a product or service for purposes of this Agreement and shall have no impact under this Agreement unless and until such former pending application becomes an issued application).

d.       “Designee” shall mean a corporation or other entity that is employed by, under contract to, or in partnership with (i) Company, (ii) a Sublicensee, (iii) an Affiliate of Company or (iv) an Affiliate of a Sublicensee, wherein such corporation or other entity is granted the right to make, use, sell, promote, distribute, market, import, or export Products.

e.       “Field” shall mean all uses including all ocular indications except diabetic retinopathy, which shall included but is not limited to Dry Age Related Macular Degeneration and Stargardt Disease. Columbia will notify Company within twelve months of the Effective Date whether diabetic retinopathy could be added to the Field.

f.       “License Year” shall mean the one year period from the Effective Date of this Agreement or an anniversary thereof to the next anniversary of the Effective Date.

g.       “Materials” shall mean the tangible physical material, if any, delivered to Company hereunder, any progeny thereof developed by Company, its Affiliates or Sublicensees, and any derivatives thereof developed by Company, its Affiliates or Sublicensees that are not Covered By the Patents. Any Materials delivered to Company hereunder shall be listed in Exhibit B hereto.

h.       “Net Sales” shall mean the greater of the gross invoice or contract price charged to Third Party customers for the Product or the actual consideration paid by Third Party customers for the Product. For all Products used or consumed by any Third Party, Company shall be entitled to deduct [***] from Net Sales in lieu of all other deductions such as taxes, shipping charges, allowances, and the like prior to calculating royalties due. The intent of this definition of Net Sales is to allow Columbia to derive a royalty on the end sale of a Product to the first Third Party.

If a Product is sold as part of a Combination Product, the Net Sales of such Product for the purpose of calculating royalties and sales-based milestones owed under this Agreement for sales of such Product, shall be determined as follows: first, Company shall determine the actual Net Sales of such Combination Product (using the above provisions) and then such amount shall be multiplied by the fraction A/(A+B), where A is the invoice price of such Product, if sold separately, and B is the aggregate invoice price of each other drug, device, or biological product in the Combination Product, if sold separately. If any other drug, device, or biological product in the Combination Product is not sold separately in a country, Net Sales for such country shall be calculated by multiplying actual Net Sales in such country of such Combination Product by a fraction A/C where A is the invoice price of such Product if sold separately, and C is the invoice price of the Combination Product. If neither Product nor any other drug, device, or biological product in the Combination Product is sold separately, the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of such Product in the Combination Product to the total fair market value of such Combination Product. Combination Product” means: (a) a product consisting of one or more products that are separately sold that are packaged together with a Product and after such packaging are sold as a single package or as a unit for a single price; or (b) a drug, device or biological product packaged and sold separately that is sold as a unit with a Product for a single price.

In the case of transfers of Products between any of Company, Sublicensees, Designees, and Affiliates of any of the foregoing, for subsequent sale, rental, lease or other transfer of such Products to Third Parties, Net Sales shall be the greater of (i) the actual amount charged for the transfer of the Product between any of Company, Sublicensees, Designees, and Affiliates of any of the foregoing and (ii) the gross invoice or contract price charged to the Third Party customer for that Product in an arms-length transaction.

The transfer of Products between any of Company, Sublicensees, Designees, and Affiliates of any of the foregoing, for humanitarian or compassionate use or for use in clinical trials or research whereby Company, Sublicensees, Designees, and Affiliates of any of the foregoing will not receive any monetary value for such Product will not be included in the calculation of Net Sales.

i.       “Other Product” shall mean any product or service (or component thereof), other than a Patent Product, the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of uses or incorporates, in whole or in part, of Materials or Technical Information.

j.       “Patent” or “Patents” shall mean: (i) the United States and foreign patents and/or patent applications listed in Exhibit A hereto; (ii) any non-provisional patent applications that claim priority to any provisional patent applications listed in Exhibit A hereto; (iii) any and all claims of continuation-in-part applications that claim priority to the United States patent applications listed in Exhibit A, but only where such claims are directed to inventions disclosed in the manner provided in the first paragraph of 35 U.S.C. Section 112 in the United States patent applications listed in Exhibit A and such claims in any patents issuing from such continuation-in-part applications; (iv) any and all foreign patent applications, foreign patents or related foreign patent documents that claim priority to the patents and/or patent applications listed in Exhibit A; (v) any and all divisionals, continuations, reissues, re-examinations, renewals, substitutions, and extensions of the foregoing; and (vi) any and all patents issuing from the foregoing. Notwithstanding the preceding definition, Patent and Patents shall not include any patents or patent applications based on research conducted after the Effective Date, except as otherwise agreed in a separate writing.

k.       “Patent Product” shall mean any product or service (or component thereof) the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of which is Covered By a claim of a Patent.

l.       “Phase I” shall mean, with respect to a clinical trial conducted pursuant to an IND, any controlled human clinical trial conducted in the United States as required under and pursuant to 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the United States, a similar clinical study.

m.       “Phase II” shall mean, with respect to a clinical trial conducted pursuant to an IND, any controlled human clinical trial conducted in the United States as required under and pursuant to 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the United States, a similar clinical study.

n.       “Phase III” shall mean, with respect to a clinical trial conducted pursuant to an IND, any controlled human clinical trial conducted in the United States as required under and pursuant to 21 C.F.R. §312.21(c), or, with respect to a jurisdiction other than the United States, a similar clinical study.

o.       Priority Review Voucher” means a priority review voucher for a Product awarded by FDA pursuant to Section 524 or Section 529 of the Federal Food, Drug and Cosmetic Act (“FFDCA”).

p.       “Priority Review Voucher Revenue” means any consideration actually received by Company or its Affiliates or a Sublicensee from a Third Party solely as consideration for a Priority Review Voucher Sale to such Third Party,

q.       “Priority Review Voucher Sale” means the sale by the Company or Sublicensee or an Affiliate or Designee of the foregoing of a Priority Review Voucher to a Third Party where such sale is not in connection with the sale or transfer of other assets relating to a Product or as part of a Change of Control of Company or its Affiliates.

r.       “Product” or “Products” shall mean a Patent Product and/or an Other Product.

s.        “Regulatory Approval” shall mean approval by the FDA of (i) a New Drug Application as described in 21 C.F.R. § 314.50 et seq., or (ii) a 510(k) or PMA application (each as described in 21 C.F.R. § 800 et seq.) or an equivalent approval in a jurisdiction outside of the United States.

t.       “Regulatory Exclusivity Product” shall mean, with respect to a Product in a country in the Territory, that Company has been granted the exclusive legal right by a regulatory authority in such country to market and sell the Product in such country.

u.       “Sublicensee” shall mean any third party to whom Company has granted a sublicense pursuant to this Agreement. An Affiliate of Company exercising rights hereunder shall not be considered a Sublicensee.

vu.       “Technical Information” shall mean any know-how, technical information and data developed by Columbia by Dr. Petrukhin prior to the Effective Date and provided to Company by Columbia, which know-how, technical information and data are necessary or useful for the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental or lease of a Product, including, without limitation, (i) any know-how, technical information and data disclosed in any Patent or (ii) any reports or disclosures concerning research or inventions provided or disclosed to, or otherwise received by, Company. Technical Information shall include, but is not limited to, the information set forth in Exhibit C hereto.

w.       “Territory” shall mean worldwide.

x.       “Third Party” shall mean any entity or person other than Company, Sublicensees, Designees, or their Affiliates.

2.	License Grant.

a.                Columbia grants to the Company and any Affiliate thereof, upon and subject to all the terms and conditions of this Agreement (including Section 3 hereof):

(i) an exclusive license under the Patents to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent or lease Products in the Field and throughout the Territory;

(ii) an exclusive license to use Technical Information to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent or lease Products in the Field and throughout the Territory until such time as Technical Information is published or otherwise publicly distributed and, thereafter, the license granted hereunder shall automatically convert to a non-exclusive license; provided however, that Columbia and its faculty and employees shall have the right to publish, disseminate or otherwise disclose the Technical Information; and

(iii) an exclusive license to use Materials to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent or lease Products in the Field and throughout the Territory.

b.               Columbia grants to Company the right to grant sublicenses after completion of [***] of a Product, provided that: (i) the Sublicensee agrees to abide by and be subject to all the terms and provisions of this Agreement applicable to the Company; (ii) the Sublicensee shall have no further right to grant sublicenses under this Agreement; (iii) in the event any Sublicensee (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency or other forum, Company shall, upon written request by Columbia, terminate forthwith the sublicense agreement with such Sublicensee, (provided such is a legally available remedy) and the sublicense agreement shall provide for such right of termination by Company (provided such is a legally available remedy); (iv) the sublicense agreement shall provide that, in the event of any inconsistency between the sublicense agreement and this Agreement, this Agreement shall control; (v) the Sublicensee will submit quarterly reports to Company consistent with the reporting provision of Section 5a herein; (vi) Company remains fully liable for the performance of its and its Sublicensee’s obligations hereunder; (vii) Company notifies Columbia of any proposed grant of a sublicense and provides to Columbia, upon request, a copy of any sublicense agreement thirty (30) business days after the execution thereof, which agreement shall be confidential information of the Company; and (viii) no such sublicense or attempt to obtain a sublicensee shall relieve Company of its obligations under Section 6 hereof to exercise its own commercially reasonable efforts, directly or through a sublicense, to discover, develop and market Products, nor relieve Company of its obligations to pay Columbia any and all license fees, royalties and other payments due under the Agreement, including but not limited to under Sections 4, 5 and 11 of the Agreement.

c.                Company hereby agrees and covenants, in consideration of the rights granted to it under this Agreement, not to sue, or otherwise claim or seek to enforce any of the Patents against the Third Party sponsoring research at Columbia utilizing the Patents in the field of diabetic retinopathy (“Authorized Third Party”), with respect to Authorized Third Party’s development, manufacture, use, sale, import, distribution, rental, lease or any other practice of the compounds disclosed and claimed in the Patents in the field of diabetic retinopathy.

d.               All rights and licenses granted by Columbia to Company under this Agreement are subject to (i) any limitations imposed by the terms of any government grant, government contract or government cooperative agreement applicable to the technology that is the subject of this Agreement, and (ii) applicable requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies. Without limitation of the foregoing, Company agrees that, to the extent required under 35 U.S.C. Section 204, any Product used, sold, distributed, rented or leased by Company, Sublicensees, Designees, and their Affiliates in the United States will be manufactured substantially in the United States. In addition, Company agrees that, to the extent required under 35 U.S.C. Section 202(c)(4), the United States government is granted a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any Patent throughout the world.

e.                All rights not specifically granted herein are reserved to Columbia. Except as expressly provided under this Section 2, no right or license is granted (expressly or by implication or estoppel) by Columbia to Company or its Affiliates or Sublicensees under any tangible or intellectual property, materials, patent, patent application, trademark, copyright, trade secret, know-how, technical information, data or other proprietary right.

3.	Reservation of Rights for Research Purposes; Freedom of Publication.

a.                Columbia reserves the right to practice the Patents and use Materials, to the extent Patents and Materials are exclusively licensed hereunder, for academic research and educational purposes in the Field and to permit other non-profit entities or individuals to practice and use such Patents and Materials for academic research and educational purposes in the Field provided that in no event shall such Technical Information, Materials or Patents be used in connection with any research sponsored by a third party commercial entity entered into after the Effective Date. Company acknowledges that as of the Effective Date, the Authorized Third Party is sponsoring research at Columbia utilizing the Patents and Materials in the field of diabetic retinopathy. Columbia shall obtain from all entities or individuals who are given permission to practice and use such Patents and Materials an agreement in writing to limit such use to academic research and educational purposes. Nothing in this Agreement shall be interpreted to limit in any way the right of Columbia and its faculty or employees to practice and use such Patents and Materials for any purpose outside the Field or to license or permit such use outside the Field by third parties.

b.               Company acknowledges that Columbia is dedicated to free scholarly exchange and to public dissemination of the results of its scholarly activities. Columbia and its faculty and employees shall have the right to publish, disseminate or otherwise disclose any information relating to its research activities, including Technical Information.

4.	Fees, Royalties and Payment.

a.       Importance of Technical Information and Materials. Company has requested, and Columbia has agreed, to grant certain rights to Technical Information and Materials. Company requires these rights in order to develop and commercialize the technology licensed hereunder. Because of the importance of Technical Information and Materials, Company has agreed to pay certain royalties to Columbia on Other Products, as specified herein, even if it is not Covered By a Patent, in order to obtain rights to Technical Information and Materials. Company has agreed to these payments because of the commercial value of Technical Information and Materials, separate and distinct from the commercial value of the Patents. Company acknowledges that it would not have entered into this Agreement without receiving the rights to the Technical Information and Materials specified in Section 2. Company further acknowledges that licenses to Technical Information, Materials, and each patent and application within the definition of Patents were separately available from a license to the Patents, and that for convenience and because of the preference of Company, the parties executed a combined license to the Patents, Technical Information, and Materials.

b.       In consideration of the licenses granted under Section 2a of this Agreement, the Company shall pay to Columbia as follows:

(i) License Fee: A nonrefundable, non-recoverable and non-creditable license fee in the sum of $2,500,000.00, payable within ninety days after execution of this Agreement

(ii) Royalties:

(A)       With respect to sales of Products by Company or Sublicensee, their Designees or their Affiliates, in the Territory, a nonrefundable and non-recoverable royalty of:

(1)	[***] on Net Sales of Patent Products; and

(2)	[***] on Net Sales of Regulatory Exclusive Products; and

(3)	[***] on Net Sales of Other Products.

In the event that a Generic Product is available in a certain country, the royalties set forth in Section 4b will be reduced to [***] in such country for the Product referenced by the Generic Product.

(B)       Notwithstanding the foregoing, commencing on the second anniversary of the commercial launch of any Product, the Company shall pay to Columbia a nonrefundable and non-recoverable minimum royalty payment as follows: (i) [***], payable annually within [***] following the [***] of the first bona fide commercial sale of a Product by Company, a Sublicensee, a Designee, or any of their Affiliates, to a Third Party customer (the “First Commercial Sale”), and (ii) [***] payable [***] on the first business day of [***] following the [***] anniversary of the First Commercial Sale and every anniversary thereafter until the end of the royalty term as specified in Section 16b.  Each such minimum royalty payment will be credited against earned royalties accrued during the same calendar year in which the minimum royalty payment is due and payable.  To the extent minimum royalty payments exceed the earned royalties accrued during the same calendar year, this excess amount cannot be carried over to any other year, either to decrease the earned royalties due in that year or to decrease the minimum royalty payments due in that year.

c.       In consideration of Company’s right to sublicense third parties granted under Section 2b of this Agreement, Company shall pay to Columbia the following nonrefundable, non-recoverable and non-creditable amounts (the intention of the parties being that Columbia shall receive consideration equivalent to a full pass-through royalty on all sales of Products by Sublicensees as set forth in Section 4b(ii)(A)):

(i) Other Payments: [***] of any and all other gross revenues (excluding royalties), fees, payments and consideration (including a portion of any equity securities of any cross-licensing rights granted by Sublicensee to Company), including without limitation, any upfront, milestone or lump sum payments, received by Company from Sublicensees, their Designees or their Affiliates as full or partial consideration for the grant of any sublicense by Company pursuant to Section 2b of this Agreement but shall not include (a) for research and development conducted as agreed with the Sublicensee and conducted after the date on which the Sublicensee actually signed the sublicense agreement and which payments are not in excess of Company’s fully burdened costs, fees, expenses, and royalties related to performing any research and development relating to the Products, (b) any consideration received for an equity interest in, extension of credit to or other investment in Company or its Affiliates to the extent such consideration does not exceeds [***] of fair market value of the equity or other interest received as determined by agreement of the parties or by an independent appraiser mutually agreeable to the parties, or (c) the receipt of any equipment or the use of any real estate where such equipment or real estate is used for the mutual benefit of the Sublicensee and the Company or where the Company pays fair market value for such equipment or real estate.

(ii) Company will pay Columbia an amount equal to [***] of Priority Review Voucher Revenue. If Company has not sold the Priority Review Voucher [***]of receipt of the Priority Review Voucher, royalties due under Section 3b(ii)(A)1 shall [***] of Net Sales of Patent Products.

d.       Development Milestone Payments: In the event that the Company, Sublicensees, or their Affiliates (collectively “Developer”) develops a Product for commercial sale in the Territory, the following nonrefundable, non-recoverable and non-creditable milestone payments shall be made by Company to Columbia with respect to the first Product as follows:

Milestone	Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

The above milestone payment shall be paid on the first Product and first indication only.

e.       Duration of Other Product Royalties. Royalties on Other Products shall be payable on a country-by-country and product-by-product basis for the longer of [***] years after the first bona fide commercial sale of an Other Product in a country or expiration of any market exclusivity period granted by a regulatory agency

f.       Highest Royalty Due. If a Product is covered by both the definition of Patent Product, Regulatory Exclusivity Product and Other Product, but not a Generic Product, Columbia shall be entitled to the Patent Product royalty rate on the Product. Columbia shall not be entitled to more than one royalty payment on the same Product sale under Section 4. To the extent a Product ceases being a Patent Product, but is still an Other Product, Columbia shall be entitled to the Other Product royalty rate on the Product, but only for such time as specified in Section 4e. By way of example, but not by way of limitation, if the manufacture of a Product is Covered by the claim of a Patent, and the manufacture of that Product also incorporates in part Technical Information, Company must pay the royalty specified in Section 4b(ii)(A)(1). If, after some period of time (for example, five years) of paying the royalties specified in Section 4b(ii)(A)(1) on the Product, the Product ceases to be a Patent Product, Company must continue to pay royalties on the Product pursuant to Section 4b(ii)(A)(3) for the duration specified in Section 4e measured from the first bona fide commercial sale of the Patent Product on a country-by-country and product-by-product basis.

g.       No Non-Monetary Consideration. Without Columbia’s prior written consent, which shall not be unreasonably withheld or delayed, Company, Sublicensees, Designees, and Affiliates of the foregoing, shall not solicit or accept any consideration for the sale of any Product other than as will be accurately reflected in Net Sales. Furthermore, Company shall not enter into any transaction with any Affiliate that would circumvent its monetary or other obligations under this Agreement.

h.       Rate Adjustment on Challenge; Payment of Costs and Expenses.

(i)                 In the event Company (or any entity or person acting on its behalf) initiates any proceeding any claim challenging the validity or enforceability of any Patent in any court, administrative agency or other forum (“Challenge”), all royalty rates, minimum royalties, and other payment rates set forth in Sections 4b(ii) and 4c shall be automatically [***] on and after the date of such challenge for the remaining term of this Agreement.

(ii)              Company shall pay all costs and expenses incurred by Columbia (including actual attorneys’ fees) in connection with defending a Challenge. Columbia may bill Company on a quarterly basis with respect to such costs and expenses, and Company shall make payment within [***] days after receiving an invoice from Columbia.

(iii)            In the event at least one claim of a Patent that is subject to a Challenge survives the Challenge by not being found invalid or unenforceable, regardless of whether the claim is amended as part of the Challenge, all royalty rates, minimum royalties, and other payment rates set forth in Sections 4b(ii) and 4c shall be [***] on and after the date of such finding for the remaining term of this Agreement.

Company acknowledges and agrees that the provisions set forth in this Section 4h reasonably reflect the value derived from the Agreement by Company in the event of a Challenge. In addition, Company acknowledges and agrees that any payments made under this Section 4h shall be nonrefundable and non-recoverable for any reason whatsoever.

i.       Sale Below Fair Market Value. In the event that Company, Sublicensees, Designees or their Affiliates sell Product to a Third Party for subsequent sale, rental, lease or other transfer to whom it also sells other products, the price for Licensed Product shall not be established such that Net Sales is below fair market value with the intent of increasing market share for other products sold by Company, Sublicensees, Designees or their Affiliates to such Third Party or for the purpose of reducing the amount of royalties payable on the Net Sales of Product. If the sale of Product under such circumstances results in Net Sales below the fair market value of Product, then the Net Sales of Product in such transaction shall be deemed to be the fair market value for purposes of calculating payments owed to Columbia under this Agreement. These provisions will not apply to the transfer of Product to a Third Party for humanitarian or compassionate use or for use in clinical trials or research whereby Company, Sublicensee or any Designee or Affiliate of any of the foregoing will not receive any monetary value for such Product.

5.       Reports and Payments.

a.                Within [***] days after the first business day of each [***] of each License Year of this Agreement, Company shall submit to Columbia a written report with respect to the preceding [***] (the “Payment Report”) stating:

(i)       Gross and Net Sales of Products by Company, Sublicensees, Designees and their Affiliates during such [***], together with detailed information sufficient to permit Columbia to verify the accuracy of reported Net Sales, including Product names, country where manufactured, country where sold, actual selling price, units sold ;

(ii)       Amounts accruing to, and amounts received by, Company from its Sublicensees during such [***] together with the respective payment reports received by Company from any Sublicensees; and

(iii) A calculation under Section 4 of the amounts due to Columbia, making reference to the applicable subsection thereof.

b.               Simultaneously with the submission of each Payment Report, Company shall make payments to Columbia of the amounts due for the [***] covered by the Payment Report. Payment shall be by check payable to The Trustees of Columbia University in the City of New York and sent to the following address:

The Trustees of Columbia University in the City of New York

Columbia Technology Ventures

P.O. Box 1394

New York, NY 10008-1394

or to such other address as Columbia may specify by notice hereunder, or if requested by Columbia, by wire transfer of immediately available funds by Company to:

[***]

(This is the bank's address, not Columbia University’s.

Do not use this address for correspondence to Columbia University.)

[***]

or to such other bank and account identified by notice to Company by Columbia. Company is required to send the [***] royalty statement whether or not royalty payments are due.

c.                Within [***] days after the date of termination or expiration of this Agreement, Company shall pay Columbia any and all amounts that are due pursuant to this Agreement as of the date of such termination or expiration, together with a Payment Report for such payment in accordance with Section 5a hereof, except that such Payment Report shall cover the period from the end of the last [***] prior to termination or expiration to the date of termination or expiration. Nothing in the foregoing shall be deemed to satisfy any of Company’s other obligations under this Agreement upon termination or expiration.

d.               Minimum royalty payments are payable in accordance with Section 4b(ii)(B).

e.                With respect to revenues obtained by Company in foreign countries, Company shall make royalty payments to Columbia in the United States in United States Dollars. Royalty payments for transactions outside the United States shall first be determined in the currency of the country in which they are earned, and then converted to United States dollars using the buying rates of exchange quoted by The Wall Street Journal (or its successor) in New York, New York for the last business day of the [***] in which the royalties were earned. Any and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any income, remittance, or other taxes on such royalties required to be withheld at the source shall be the exclusive responsibility of Company, and shall not be used to decrease the amount of royalties due to Columbia. Royalty statements shall show sales both in the local currency and US dollars, with the exchange rate used clearly stated.

f.                 Company shall maintain at its principal office usual books of account and records showing its actions under this Agreement, and sufficient to determine Company’s compliance with its obligations hereunder. Upon reasonable notice, but not more than [***] per calendar year, Columbia may have an independent national certified public accountant or auditor, (to whom Company has no reasonable objection) inspect and copy such books and records for purposes of verifying the accuracy of the amounts paid under this Agreement. The review may cover a period of not more than [***] years before the first day of the [***] in which the review is requested. In the event that such review shows that Company has underpaid royalties by [***] or more with respect to any [***], or if such underpayment is in excess of [***] for any [***], or an aggregate of [***] for any [***], Company shall pay, within [***] days after demand by Columbia, the costs and expenses of such review (including the fees charged by Columbia’s accountant and attorney involved in the review), in addition to amount of any underpayment and any interest thereon. Company agrees to cooperate fully with the independent accountant or auditor and Columbia’s in house attorney in connection with any such review. For the sake of clarity, the audit will be performed by the independent accountant or auditor. During the review, Company shall provide Columbia’s accountant or auditor and in-house attorney to audit and test for completeness, including without limitation, with information relating to sales, inventory, manufacturing, purchasing, transfer records, customer lists, invoices, purchase orders, sales orders, shipping documentation, third-party royalty reports, cost information, pricing policies, and agreements with third parties (including Sublicensees, Designees, Affiliates of Company, Sublicensees and Designees, and customers) (collectively, “Company Documentation”). Columbia agrees that all Company Documentation will be reviewed by the independent accountant or auditor and Columbia’s in house attorney only.

g.               Notwithstanding anything to the contrary in this Agreement (including Section 15b), and without limiting any of Columbia’s rights and remedies hereunder, any payment required hereunder that is made late (including unpaid portions of amounts due) shall bear interest, compounded monthly, either at the rate of [***] per annum, or in Columbia’s sole discretion, at the U.S. prime rate plus [***] as published by the Wall Street Journal on the last day of the applicable billing period. Any interest charged or paid in excess of the maximum rate permitted by applicable New York State Law shall be deemed the result of a mistake and interest paid in excess of the maximum rate shall be credited or refunded (at the Company’s option) to Company.

h.               Company shall reimburse Columbia for any costs and expenses incurred in connection with collecting on any arrears of Company with respect to its payment and reimbursement obligations under this Agreement (such as Section 11b of this Agreement), including the costs of engaging any collection agency for such purpose.

6.       Diligence.

a.       Company shall use its commercially reasonable efforts to research, discover, develop and market a Products for commercial sale and distribution in the Field and throughout the Territory, and to such end, such efforts will include the following:

(i)	Investigational New Drug Application (IND)

•	File IND [***] of receiving final study report on GLP toxicity studies (Company as Sponsor)

(ii)	Phase I Clinical Trials

•	MAD Phase trial (normal volunteers) completed [***]
•	Phase Ib trial in Stargardt patients and/or elderly individuals completed [***] (may be combined with Phase II for Starbardt disease)

(iii)	Phase II/III Clinical Trials

•	Complete recruitment of [***]
•	Complete [***] Phase II/III in Stargardt Disease [***]
•	Complete recruitment of Phase II clinical trial in Dry AMD [***]
•	Complete Phase II clinical trial in Dry AMD [***]
•	Complete recruitment of Phase III clinical trial in Dry AMD [***]
•	Complete Phase III clinical trial in Dry AMD [***]

(iv)	Regulatory Approval

•	Obtain Regulatory Approval in Stargardt Disease [***]
•	Obtain Regulatory Approval in Dry AMD [***]

b.       In the event that Company is unable to achieve a particular milestone set forth in Section 6a, Company will notify Columbia and upon payment of a [***] fee, Columbia will agree to a [***] extension of the due date for such milestone. In the event after completion of Phase I Trials (as per Section 6a(ii)) there are unforeseen changes in clinical or regulatory development that Company believes would affect the timely achievement of any milestone, Company may request an extension from Columbia for such milestone, which will not be unreasonably withheld or delayed. Notwithstanding any other provisions of this Agreement, failure to achieve any of Company’s diligence obligations under this Section shall result in Columbia having the option of terminating all of the licenses granted under Section 2 in accordance with Section 16 of this Agreement, or converting any or all of such exclusive licenses to non-exclusive licenses with no right to sublicense and no right to initiate legal proceedings pursuant to Section 11.

i.                 No less often than every six (6) months after the Effective Date of this Agreement, Company shall report in writing to Columbia on progress made toward the diligence objectives set forth above.

7.       Confidentiality.

a.           Except to the extent required to discover, develop, manufacture, use, sell, have sold, distribute, rent or lease Products in the Field, each Party will treat as confidential any Confidential Information disclosed hereunder, and will not disclose or distribute the same to any third party without the discloser’s written permission.

b.           The obligations of confidentiality under this Section 7 do not apply to any Confidential Information that Company can demonstrate:

(i) was known to recipient prior to receipt thereof from discloser;

(ii) was or becomes a matter of public information or publicly available through no act or failure to act on the part of recipient;

(iii) is acquired by recipient from a third party not bound by a confidentiality obligation with respect to the Discloser’s Confidential Information; or

(iv) Recipient discovers, develops independently without reference to or use of such Confidential Information, as evidenced by contemporaneous written records.

Notwithstanding the foregoing, either Party to this Agreement shall have the right to disclose such Confidential Information pursuant to (i) a judicial order issued by a court of competent jurisdiction, (ii) other valid and binding court ordered discovery, (iii) lawful governmental order or (iv) law, regulation or rule (including, without limitation, the Securities Exchange Act of 1934, as amended or any foreign equivalent) or the rules of any applicable exchange on which any shares are listed, but only to the extent so ordered, provided, however, that in each case the Party so ordered or obligated shall notify the other Party to this Agreement, in writing, of such pending action to compel disclosure or such order in sufficient time to permit adequate time for response by the affected Party. The Recipient shall provide all reasonable assistance, at the Disclosing Party's expense and direction, in opposing such disclosure order.

8.                  Disclaimer of Warranty; Limitations of Liability.

a.                COLUMBIA IS LICENSING THE PATENTS, MATERIALS, TECHNICAL INFORMATION, AND THE SUBJECT OF ANY OTHER LICENSE HEREUNDER, ON AN “AS IS” BASIS. COLUMBIA MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED OF ANY KIND, AND HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND AS TO THE PATENTS, MATERIALS, TECHNICAL INFORMATION, PRODUCTS AND/OR ANYTHING DISCOVERED, DEVELOPED, MANUFACTURED, USED, SOLD, OFFERED FOR SALE, IMPORTED, EXPORTED, DISTRIBUTED, RENTED, LEASED OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED HEREUNDER, INCLUDING BUT NOT LIMITED TO: ANY WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS, ADEQUACY OR SUITABILITY FOR A PARTICULAR PURPOSE, USE OR RESULT; ANY WARRANTIES AS TO THE VALIDITY OF ANY PATENT; AND ANY WARRANTIES OF FREEDOM FROM INFRINGEMENT OF ANY DOMESTIC OR FOREIGN PATENTS, COPYRIGHTS, TRADE SECRETS OR OTHER PROPRIETARY RIGHTS OF ANY PARTY.

b.       In no event shall Columbia, or its trustees, officers, faculty members, students, employees and agents, have any liability to Company, Sublicensees, Designees, or Affiliates of the foregoing, or any Third Party arising out of the use, operation or application of the Patents, Technical Information, Materials, Products, or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder by Company, Sublicensees, Designees or Affiliates of the foregoing, or any Third Party for any reason, including but not limited to, the unmerchantability, inadequacy or unsuitability of the Patents, Materials, Technical Information, Products and/or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased or otherwise disposed of under any license granted hereunder for any particular purpose or to produce any particular result, or for any latent defects therein except in the case where such liability is the direct result of Columbia’s gross negligence or intentional misconduct.

c.       In no event will Columbia, or its trustees, officers, faculty members, students, employees and agents, be liable to the Company, Sublicensees, Designees or Affiliates of the foregoing, or any Third Party, for any consequential, incidental, special or indirect damages (including, but not limited to, from any destruction to property or from any loss of use, revenue, profit, time or good will) based on activity arising out of or related to this Agreement, whether pursuant to a claim of breach of contract or any other claim of any type except in the case where such damages are the direct result of Columbia’s gross negligence or intentional misconduct.

d.       In no event shall Columbia’s liability to Company exceed the payments made to Columbia by Company under this Agreement.

e.       The parties hereto acknowledge that the limitations and exclusions of liability and disclaimers of warranty set forth in this Agreement form an essential basis of the bargain between the parties.

9.	Prohibition Against Use of Columbia’s Name.

Company will not use the name, insignia, or symbols of Columbia, its faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, other employee, or student of Columbia for any purpose whatsoever without Columbia’s prior written consent except to state that the patents are licensed from Columbia and as otherwise required by law, regulation, directive, treaty or order or subpoena, including under securities laws or regulations or other rules of any exchange on which securities are traded.

10.	Compliance with Governmental Obligations.

a.                Notwithstanding any provision in this Agreement, Columbia disclaims any obligation or liability arising under the license provisions of this Agreement if Company or its Affiliates is charged in a governmental action for not complying with or fails to comply with governmental regulations in the course of taking steps to bring any Product to a point of practical application.

b.               Company and its Affiliates shall comply upon reasonable notice from Columbia with all governmental requests directed to either Columbia or Company or its Affiliates and provide all information and assistance necessary to comply with the governmental requests.

c.                Company and its Affiliates shall ensure that research, development, manufacturing and marketing under this Agreement complies with all government regulations in force and effect including, but not limited to, Federal, state, and municipal legislation.

11.	Patent Prosecution and Maintenance; Litigation.

a.                Columbia, by counsel it selects to whom Company has no reasonable objection, in consultation with Company and any counsel appointed by the Company, will prepare, file, prosecute and maintain all Patents in Columbia’s name and in countries designated by the Company. Columbia shall instruct its patent counsel (1) to copy Company on all correspondence related to Patents (including copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application) and (2) as requested by Company, to provide an update as to the current status of all Patents. The parties agree that consultation between the parties relating to the Patents under this Section 11 shall be pursuant to a common interest in the validity, enforceability and scope of the Patents. Each party shall treat such consultation, along with any information disclosed by each party in connection therewith (including any information concerning patent expenses), on a strictly confidential basis, and shall not disclose such consultation or information to any party without the other party’s prior written consent. If Company seeks to challenge the validity, enforceability or scope of any Patent, Columbia’s consultation obligation under this Section 11a shall automatically terminate; for the avoidance of doubt, any such termination shall not affect Company’s confidentiality and nondisclosure obligations with respect to consultation or disclosure of information prior to such termination, and shall not affect any other provisions of this Agreement (including Company’s reimbursement obligation under Section 11b).

b.               Company will reimburse Columbia for the actual fees, costs, and expenses Columbia has incurred prior to [***] not to exceed [***] upon receiving Columbia’s itemized invoices and will pay the actual fees, costs, and expenses that Columbia incurs following [***]in preparing, filing, prosecuting and maintaining the Patents and those past patent expenses Columbia incurred prior to [***] relating to the following patents and patent applications to which Patents claim priority, issue fees, working fees, maintenance fees and renewal charges (collectively “Patent Expenses”). Columbia, using reasonable efforts, estimates that unreimbursed patent expenses incurred through [***] upon receiving Columbia’s itemized invoices under Section 11a in connection with the Patents set forth in Exhibit A are $ [***], and shall be reimbursed in full by Company to Columbia within seven (7) business days after the Effective Date and receiving Columbia’s itemized invoice. Patent Expenses incurred by Columbia after [***] shall be reimbursed to Columbia by Company within fourteen (14) days of receiving Columbia’s itemized invoice. Pursuant to Section 1(e), should the diabetic retinopathy indication be licensed to another party, Columbia agrees to provide a reduction on a pro rata credit basis of the patent expenses to the Company. However, at Columbia’s election, Columbia may require advance payment of a reasonable estimate of future Patent Expenses, and Columbia may require the Company to make such payment up to three months prior to the date Columbia has chosen for the legal work to be completed. In any event, Columbia will give at least 14 days’ notice to the Company prior to the date the advance payment is due. Any unused balance, if any, will be credited towards future Patent Expenses, or upon Company’s written request, returned to the Company. Within fourteen (14) days of receiving an invoice from Columbia for any Patent Expenses incurred in excess of the reasonable estimate, Company shall reimburse Columbia for such excess amount. Upon failure of Company to pay Patenting Expenses for any Patent(s) as required by this Section 11b, Columbia may abandon any said Patent(s) in its sole discretion. In such event, Columbia will provide notice of abandonment to Company.

c.                Subject to Sections 11d and 11f, Columbia shall have the sole right to initiate, control, defend and/or settle any proceedings involving the validity, enforceability or infringement of any Patents when in its sole judgment such action may be necessary, proper, and justified.

d.               Upon written notice to Columbia, Company may request that Columbia take steps to stop a third party who is selling a product that does or will compete with a Product sold or being developed by Company or any of its Affiliates (but not a Sublicensee, or Sublicensee Affiliate) (“Third Party Infringer”) from infringing an issued patent falling within the definition of Patents by providing Columbia with written evidence demonstrating prima facie infringement of specific claims of such Patent. Company shall have the right to initiate legal proceedings against any such Third-Party Infringer in its own name and at Company’s sole expense, unless Columbia, not later than ninety (90) days after receipt of such notice, either (i) causes such infringement to cease or (ii) initiates legal proceedings against the Third-Party Infringer. Company will provide all assistance reasonably requested by Columbia and will not make any admission or assert any position in any legal or administrative proceeding that is inconsistent with or adverse to any position asserted by Columbia in any proceedings against the Third Party Infringer, without Columbia’s prior written consent. Notwithstanding the foregoing, Columbia shall have no obligation to assert more than one Patent in one jurisdiction against the Third-Party Infringer. In the event that Columbia does not cause infringement to cease or fails to initiate legal proceedings as set forth above and Company initiates legal proceedings against the Third Party Infringer, Columbia will join the action as a co-plaintiff if the court determines that Columbia is an essential party to the action. Any proposed disposition or settlement of a legal proceeding filed by Company to enforce any issued patent falling within the definition of Patents against any Third-Party Infringer shall be subject to Columbia’s prior written approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Company’s rights under this Section 11d shall apply only to claims of Patents that are exclusively licensed to Company under this Agreement and only in the Field and Territory which are exclusively licensed to Company under this Agreement

e.                Any recovery, whether by way of settlement or judgment, from a third party pursuant to a legal proceeding initiated in accordance with Section 11d shall first be used to reimburse the party initiating such legal proceeding for its actual fees, costs and expenses incurred in connection with such proceeding. Any remaining amounts from any such settlement or judgment shall be divided as follows: (A) Columbia shall retain or receive, as applicable, the royalty that it would have otherwise received under Section 4b(ii) had such activities been performed by Company, and (B) all other such amounts (including any punitive or exemplary damages) shall be divided [***] to the party who initiated or carried on the proceedings and [***] to the other party.

f.                 In the event a party initiates or defends a legal proceeding concerning any Patent pursuant to Section 11, the other party shall cooperate fully with and supply all assistance reasonably requested by the party initiating such proceeding, including without limitation, joining the proceeding as a party if requested. The party that institutes any legal proceeding concerning any Patent pursuant to Section 11 shall have sole control of that proceeding.

12.	Indemnity and Insurance.

a.       Company will indemnify, defend, and hold harmless Columbia, its trustees, officers, faculty, employees, students and agents, from and against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses or obligations (including attorneys’ fees) based on, arising out of, or relating to this Agreement, including, without limitation (collectively the “Claims”), (i) the discovery, development, manufacture, packaging, use, sale, offering for sale, importation, exportation, distribution, rental or lease of Products, even if altered for use for a purpose not intended, (ii) the use of Patents, Materials or Technical Information by Company, Sublicensees, Designees, or their Affiliates or customers, (iii) any representation made or warranty given by Company, Sublicensees, Designees, or their Affiliates with respect to Products, Patents, Materials or Technical Information, (iv) any infringement claims relating to Products, Patents, Materials or Technical Information, and (v) any asserted violation of the Export Laws (as defined in Section 14 hereof) by Company, Sublicensees, Designees, or their Affiliates, except that Company shall not be required to indemnify Columbia if the Claims are the direct result of Columbia’s gross negligence or willful misconduct. Company shall reimburse Columbia for the actual fees, costs, and expenses (including attorneys’ fees) that it may incur in enforcing this provision.

b.       Company shall maintain, during the term of this Agreement, commercial general liability insurance (including product liability and contractual liability insurance applicable to Company’s indemnity obligations under Section 12a) with reputable and financially secure insurance carriers reasonably acceptable to Columbia to cover the activities of Company, Sublicensees, Designees, and their Affiliates, for minimum limits of [***] combined single limit for bodily injury and property damage per occurrence and in the aggregate. Such insurance shall include Columbia, its trustees, faculty, officers, employees and agents as additional insureds. Company shall furnish a certificate of insurance evidencing such coverage, with thirty days’ written notice to Columbia of cancellation or material change in coverage. The minimum amounts of insurance coverage required herein shall not be construed as creating any limitation on the Company’s indemnity obligation under Section 12a of this Agreement.

c.       Company’s insurance shall be primary coverage; any insurance Columbia may purchase shall be excess and noncontributory. The Company’s insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

d.       Company shall at all times comply with all statutory workers’ compensation and employers’ liability requirements covering its employees with respect to activities performed under this Agreement.

13.	Marking.

Prior to the issuance of patents falling within the definition of Patents, Company shall mark all Patent Products, where reasonably practicable, made, sold, offered for sale, imported, or otherwise disposed of by Company under the license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of such patents. The Company shall cause its Affiliates, and its Sublicensees and Designees and their Affiliates, to comply with the marking requirements of this Section 13 where reasonably practicable.

14.	Export Control Laws.

Company agrees to comply with U.S. export laws and regulations pertaining to the export of technical data, services and commodities, including the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the regulations administered by the Treasury Department’s Office of Foreign Assets Control (31 C.F.R. § 500, et seq.), and the Anti-Boycott Regulations (15 C.F.R. § 760). The parties shall cooperate with each other to facilitate compliance with these laws and regulations.

Company understands that sharing controlled technical data with non-U.S. persons is an export to that person’s country of citizenship that is subject to U.S. export laws and regulations, even if the transfer occurs in the United States. Company shall obtain any necessary U.S. government license or other authorization required pursuant to the U.S. export control laws and regulations for the export or re-export of any commodity, service or technical data covered by this Agreement, including technical data acquired from Columbia pursuant to this Agreement and products created as a result of that data.

15.	Breach and Cure.

a.       In addition to applicable legal standards, Company shall be deemed to be in material breach of this Agreement for: (i) failure to pay fully and promptly amounts due pursuant to Section 4 (including without limitation, the minimum royalties under subsection b(ii)(B) thereof and any payments required under subsection h thereof) and payable pursuant to Section 5; (ii) failure of Company to meet any of its obligations under Section 6 of this Agreement; (iii) failure to comply with governmental requests directed to Columbia or Company pursuant to Section 10b; (iv) failure to reimburse Columbia for or pay fully and promptly the costs of prosecuting and maintaining Patents pursuant to Section 11; (v) failure to obtain and maintain insurance in the amount and of the type provided for in Section 12; and (vi) failure to comply with the Export Laws under Section 14.

b.       Either party shall have the right to cure its material breach. The cure shall be effected within a reasonable period of time but in no event later than sixty (60) days after notice of any breach given by the non-breaching party.

16.	Term of Agreement.

a.       This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until its expiration or termination in accordance with this Section 16.

In addition, upon any termination of this Agreement pursuant to Section 16c, with respect to: (A) all know-how, technical information and data developed by Company (“Company Technical Information”) during the term of this Agreement, and prior to its termination, to the extent such Company Technical Information is solely and directly related to the Company’s efforts to develop Products; Columbia shall have the right to use such Company Technical Information for any purpose whatsoever on a non-exclusive basis, including the right to sublicense same to future licensees, and Company will provide Columbia (and/or its future licensees) access to any regulatory information filed or authorized by Company with any U.S. or foreign government agency with respect to such Products, and (B) all Company filed patent applications or Company obtained patents, related to any addition, development, modification and/or improvement of Products (“Company Patents”); Company hereby grants Columbia a royalty free, worldwide, non-exclusive license (together with rights to sublicense its future licensees) to make, use and sell Products under such Company Patents. Company agrees upon request, to enter into good faith negotiations with Columbia or Columbia’s future licensee(s), for the purpose of granting exclusive licensing rights (subject to pre-existing licenses) to said Company Patents in a timely fashion and under commercially reasonable terms. In the event that Columbia grants a license to a Third Party to intellectual property that includes Company Technical Information or Company Patents, the Parties will negotiate in good faith Company’s share of any net revenue received by Columbia from such license taking into consideration Company’s contribution to the intellectual property licensed to such Third Party. In the event that this Agreement is terminated by either Party under Section 17, Company will transfer the ownership of the Orphan Drug Designation and Orphan Medicinal Product Designation promptly after the effective date of termination of this Agreement to Columbia.

b.       Unless terminated earlier under any provision of this Agreement, the term of the licenses granted hereunder shall extend, on a country-by-country and product-by-product basis, until the later of (i) the date of expiration of the last to expire of the issued patents falling within the definition of Patents, (ii) [***] after the first bona fide commercial sale of a Product in the country in question, or (iii) expiration of any market exclusivity period granted by a regulatory agency.

c.       The licenses granted under this Agreement may be terminated by Columbia or, at Columbia’s option, Columbia has the right to convert any or all of such exclusive licenses granted under this Agreement to nonexclusive licenses, with no right to sublicense, and no right by company to initiate legal proceedings pursuant to Section 11: (i) upon written notice to Company if Columbia elects to terminate in accordance with Section 6b; (ii) upon written notice to Company for Company’s material breach of the Agreement and Company’s failure to cure such material breach in accordance with Section 15b; (iii) in the event Company becomes insolvent or is generally not paying its debts as such debts become due; (iv) in the event Company ceases to conduct business as a going concern; and (v) in the event Company (or any entity or person acting on its behalf) initiates any proceeding challenging the validity or enforceability of any Patent in any court, administrative agency or other forum. Termination under (ii) – (v) shall be effective upon date of notice sent pursuant to Section 17.

d.       Upon any termination of this Agreement pursuant to Section 16c, all sublicenses granted by the Company under it shall be assigned to Columbia, upon request and at Columbia’s discretion, provided that Columbia’s obligations under such sublicense shall be consistent with and not exceed Columbia’s obligations to Company under this Agreement and provided that such sublicense agrees in a writing sent to Columbia to assume all obligations of this Agreement for the benefit of Columbia, including the obligations to make all payments due under this Agreement, including but not limited to those specified in Section 4b, 4c, 4d, 4h and 11b.

e.       Sections 4c(ii), 4h, 5c, 5f, 5g, 5h, 7, 8, 9, 10, 12, 16a, 16d, 16e, 16f, 16g, 16h, 17, 19, 22, 23, and 25 will survive any termination or expiration of this Agreement.

f.       Any termination of this Agreement shall not adversely affect any rights or obligations that may have accrued to either party prior to the date of termination, including without limitation, Company’s obligation to pay all amounts due and payable under Sections 4 (including the minimum royalties accrued under subsection b(ii)(B) thereof and any payments required under subsection h thereof), 5 and 11 hereof.

g.       Upon any termination of this Agreement for any reason other than the expiration of this Agreement under Section 16b or Company’s failure to cure a material breach of this Agreement under Section 16c(ii), Company, Sublicensees, Designees, and their Affiliates shall have the right, for one year or such longer period as the parties may reasonably agree, to dispose of Products or substantially completed Products then on hand, and to complete orders for Products then on hand, and royalties shall be paid to Columbia with respect to such Products as though this Agreement had not terminated. If this Agreement expires under Section 16b, then the Company shall thereafter be free to use the Technical Information and Materials without any further obligation to Columbia.

h.       Notwithstanding anything to the contrary in the Agreement, to the extent the manufacture of a Product is Covered By an issued patent within the definition of Patents and occurs prior to the expiration of such issued patent, the sale of that Product after the expiration date of the issued patent shall still constitute a royalty-bearing sale under Section 4.

17.       Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be considered given (i) when mailed by certified mail (return receipt requested), postage prepaid, or (ii) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged,

if to Columbia, to:	Executive Director

Columbia Technology Ventures

Columbia University

80 Claremont Avenue, #4F, Mail Code 9606

New York, NY 10027-5712

copy to:	General Counsel

Columbia University

412 Low Memorial Library

535 West 116th Street, Mail Code 4308

New York, New York 10027

if to the Company, to:

Chairman & CEO

Tom Lin, MD, PhD

Lin Bioscience, Inc.

12F., No. 68, Sec 5, Zhongxiao E. Road, Xinyi Dist.,

Taipei City 110, Taiwan (R.O.C.)

copy to:	Irene Wang

12358 Carmel Country Road, A304

San Diego, CA 92130, USA

or to such other address as a party may specify by notice hereunder.

18.       Assignment. This Agreement and all rights and obligations hereunder may not be assigned by either party without the written consent of the other party except in connection with the sale of all or substantially all of the assets of such party or the division to which this agreement relates. Any attempt to assign without compliance with this provision shall be void.

19.       Waiver and Election of Remedies. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing and signed by an authorized representative of the party against which such waiver is being sought. The pursuit by either party of any remedy to which it is entitled at any time or continuation of the Agreement despite a breach by the other shall not be deemed an election of remedies or waiver of the right to pursue any other remedies to which it may be entitled.

20.       Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns to the extent assignment is permitted under this Agreement.

21.       Independent Contractors. It is the express intention of the parties that the relationship of Columbia and the Company shall be that of independent contractors and shall not be that of agents, partners or joint venturers. Nothing in this Agreement is intended or shall be construed to permit or authorize either party to incur, or represent that it has the power to incur, any obligation or liability on behalf of the other party.

22.       Entire Agreement; Amendment. This Agreement, together with the Exhibits, sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, concerning such subject matter. This Agreement may be amended only by written agreement duly executed by the parties.

23.              Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid, illegal or unenforceable, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable, unless such construction would materially alter the meaning of this Agreement. By way of example, but not by way of limitation, Sections 4h(i), 4h(ii) and 4h(iii) are intended by Company and Columbia to be severable from each other, such that if one clause is found to be unenforceable, the other clauses remain operative and in effect.

24. No Third-Party Beneficiaries. Except as expressly set forth herein, the parties hereto agree that there are no third-party beneficiaries of any kind to this Agreement.

25.       Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York as applicable to agreements made and wholly performed within the State of New York, and without reference to the conflict or choice of laws principles of any jurisdiction. Unless otherwise separately agreed in writing, the parties agree that any and all claims arising under or related to this Agreement shall be heard and determined only in either the United States District Court for the Southern District of New York or in the courts of the State of New York located in the City and County of New York, and the parties irrevocably agree to submit themselves to the exclusive and personal jurisdiction of those courts and irrevocably waive any and all rights any such party may now or hereafter have to object to such jurisdiction or the convenience of the forum.

26.       Execution in Counterparts; Facsimile or Electronic Transmission. This Agreement may be executed in counterparts, and by facsimile or electronic transmission. This Agreement is not binding on the parties until it has been signed below on behalf of each party.

IN WITNESS WHEREOF, Columbia and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

THE TRUSTEES OF COLUMBIA
UNIVERSITY IN THE CITY OF NEW YORK

By	/s/
Executive Director,
Columbia Technology Ventures

TTS#49055

Lin Bioscience, Inc.

By	/s/ Tom Lin

Title	Chairman and Chief Executive Officer

EXHIBIT A

Patents

[***]

Exhibit B

Materials

[***]

Exhibit C

Technical Information

[***]